Exhibit 99.1

HELM CAPITAL GROUP NEWS

CONTACT:           Russell J. Hoffman – Chairman President and CEO

(914) 924-0365

Rhoffman@helmcapital.com

FOR IMMEDIATE RELEASE

Helm Announces New Management and Acquisition
of Distribution Rights to Over-the-Counter
Pharmaceutical Products

January 14, 2005, Helm Capital Group, Inc. announced today that it had acquired worldwide distribution rights to all of the over-the-counter pharmaceutical products developed by GlycoBioSciences, Inc.  Glyco is a research and development company, dedicated to human wellness and sexual health.  The distribution rights are exclusive, except that Glyco retained the right to market and sell products under its own name and for its own account.  Glyco currently has two over-the-counter products that are ready for immediate distribution and sale.  One product is a female intimate lubricant that has been developed and formulated by Glyco to assist women who are experiencing difficulties, in intimate activities such as dryness and pain.  The other is a revitalizing skin gel.  The Company has initiated its marketing of these products.  As of this date, the Company has not generated any revenues.

In connection with the Company’s acquisition, the Company also acquired contract rights for a 25% equity interest in Glyco.  In addition to developing over-the-counter pharmaceutical products, Glyco has developed other specialized topical products that are in various stages of research and development, which are designed to lead to prescription drug products if they are eventually approved by the United States Food and Drug Administration for sale in the United States.  These products include products designed to treat female sexual arousal disorder, male sexual dysfunction, arthritis, and for use in head and neck reconstruction, following cancer surgery, chemotherapy or radiation therapy.  Glyco’s prescription pharmaceutical products are in early stages of development and will require a significant amount of funds in order to proceed with the FDA approval process.  Glyco anticipates that the Company’s payments to it to date combined with additional minimum payments that the Company is required to pay to it will be sufficient to complete the FDA process for Glyco’s initial prescription pharmaceutical product; there is no assurance, however, that eventual approval of that prescription pharmaceutical product will be successfully attained.

The Company’s equity and distribution rights are subject to the Company’s achieving a specified level of sales (after the first year) and making specified payments.  See the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission, with respect to the Glyco Binding Letter of Intent (including the exhibits to the Report) for the amount, timing and consequences of failing to make the scheduled payments and failing to achieve the specified level of sales.

The Company acquired its Glyco distribution and other contract rights via a merger with GBS Labs, Inc., in connection with which the Company issued an aggregate of 24,000 shares of a new class of preferred stock, each of which will be automatically converted into 2,500 shares of the Company’s common stock (i.e. 60,000,000 shares in the aggregate) at such time as the Company’s Certificate of Incorporation is amended to provide for the authority of the Company to issue at least 100,000,000 shares of common stock (which number of shares of common stock takes into account equity shares to be issued in connection with the merger and contemplated exchanges for existing liabilities and preferred stock and financing activities).  Each share of preferred stock also has a stated value of $1,000 per share, provides for dividends at 15% per annum of the stated value per share, which will not accrue or accumulate unless the shares of preferred stock are not automatically converted prior to December 31, 2006, and is entitled to voting rights initially equal to 2500 shares of common stock for each share of preferred stock.  Russell J. Hoffman, the Company’s Chairman of the Board and Chief Executive Officer, members of his family and certain other principal stockholders of the Company who purchased shares of common stock from the Company in the third quarter of 2004, were principal stockholders of GBS.  GBS negotiated the terms of the Binding Letter of Intent with Glyco providing for the over-the-counter distribution rights and 25% equity interest and provided the initial $100,000 down payment to Glyco under the terms of the Binding Letter of Intent.  In connection with the merger, the Company assumed the obligation of GBS to repay the loan extended to GBS by its chief executive officer who provided the funding for the down payment and to pay GBS’ chief executive officer a $100,000 commission.  GBS had no other assets other than the Binding Letter of Intent and no other material liabilities or obligations other than with respect to repaying the $100,000 loan, paying the $100,000 commission and those arising under the Binding Letter of Intent.

Russell J. Hoffman was appointed to the Company’s Board of Directors in June 2004.  He became the Company’s only director in August 2004, when the Company’s only other director, Herbert M. Pearlman, died.  In November 2004, another director, Jonathan Toder, was appointed to the Company’s Board of Directors.

The Company has not had any business operations for over three years.  Over the course of the past two years the Company’s management has attempted to settle existing liabilities and reduce the number of outstanding shares of preferred stock by exchanging Company assets and shares of common stock.  It is still in the process of completing a number of these transactions.  In addition, management has raised capital by issuing shares of common stock.  After giving effect to the number of shares of common stock that are expected to be issued in these financing transactions and exchange offers, the Company anticipates that it will have issued all of its currently authorized 15,000,000 shares of common stock.

The Company’s shares were at one time listed on the American Stock Exchange, but the Company was delisted several years ago, and it has not filed the requisite reports under the Securities Exchange Act of 1934, since the Company’s Quarterly Report on Form 10-QSB for the Quarterly Period ended September 30, 2000.  The Company is currently in the process of raising additional capital to fund its distribution operations, contractual commitments to Glyco and for professional fees in order for it file the requisite reports under the Exchange Act.  There can be no assurance that the Company will be able to successfully obtain all of its needed financing or that it will be able to file all of the requisite reports under the Exchange Act to become fully compliant.

The Company’s shares of common stock have continued to trade in the pink sheets under the symbol HCGI.PK. The Company is filing with the Securities and Exchange Commission a Current Report on Form 8-K with respect to the Glyco Binding Letter of Intent and to which the Binding Letter of Intent and the GBS Merger Agreement are attached.  Investors and potential investors are cautioned that as the Company has not filed reports under the Exchange Act since the third quarter of 2000 (other than that Form 8-K), there is little, if any, available reliable current public information upon which to make an investment decision.